Exhibit 10.1

Arc Terminals Holdings LLC

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

NY, NY 10022

January 15, 2016

Center Oil Company

600 Mason Ridge Center Drive, 2nd Floor

St. Louis, Missouri 63141

Dear Gentlemen:

Reference is made to that certain Storage and Throughput Agreement by and between Arc Terminals Holdings LLC (as successor by assignment to Arc Terminals LP) (“Arc”) and G.P. & W., Inc. d/b/a/ Center Oil Company and d/b/a Center Marketing Company (“Center” and, together with Arc, the “Parties”) dated July 1, 2007 as the same has been amended, modified or supplemented to date (the “Throughput Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Throughput Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Center hereby agrees as follows:

1.Center hereby acknowledges and agrees that, for the avoidance of doubt and notwithstanding any other provision to the contrary contained in the Throughput Agreement, commencing July 1, 2015 through September 30, 2015, the Throughput Volume Fee Per Barrel was $0.43 per Barrel.

2. Center agrees that this letter agreement constitutes an amendment to and an integral part of the Throughput Agreement and that, except as amended hereby, the Throughput Agreement is hereby ratified and confirmed in all respects and, except as amended hereby, shall continue in full force and effect.

If you are in agreement with the foregoing, please execute this letter agreement in the space provided below.

Arc Terminals Holdings LLC

By: __/s/ John Blanchard_____________

        Name:  John Blanchard

        Title:    President

Accepted and agreed to by

G.P.&W., INC. as of the date first written above:

G.P.&W., INC., a Missouri corporation doing business as

Center Oil Company and Center Marketing Company

By: __/s/ Gerald L. Jost, Jr._____________

       Name: Gerald L. Jost, Jr.

       Title: Director of Distribution